Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment"), dated as of December 14, 2017 (the "Effective Date"), is made and entered into by and between CHERRY HILL DRIVE OWNER, LLC, a Delaware limited liability company ("Landlord") and ABIOMED, INC., a Delaware corporation ("Tenant").

R E C I T A L S

ALandlord and Tenant are parties to that certain Lease dated as of February 2, 2017 "Lease") for that portion of the office building located at 24-42 Cherry Hill Drive, Danvers, Massachusetts (the "Building") consisting of 21,603 rentable square feet as more particularly described in the Lease (the "Existing Premises").

BThe Term of the Lease is scheduled to expire on August 31, 2022 (the "Expiration Date") and Landlord and Tenant wish to extend the Lease Term for an additional period of thirty-six (36) full calendar months beyond the Expiration Date to expire on August 31, 2025 (the "New Expiration Date").

CTenant wishes to expand the Existing Premises to include the addition of the space consisting of approximately 6,607 rentable square feet in the Building commonly known as Suite 26 and identified on the plan attached hereto as Exhibit A (the "Expansion Premises").

DLandlord and Tenant wish to make certain amendments and modifications to the terms and provisions of the Lease consistent with the foregoing as hereinafter set forth. The Lease, as modified by this First Amendment, is hereinafter referred to as the "Lease." Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the sum of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Landlord and Tenant hereby agree as follows:

1.	Term of the Lease; Extension Option.

(a)The Term of the Lease is hereby extended for an additional period of thirty-six (36) full calendar months beyond the Expiration Date to expire on the New Expiration Date (the "Extended Term"). Therefore, notwithstanding anything to the contrary contained in the Lease, the Term of Lease shall include the Extended Term and shall expire and terminate on the New Expiration Date (August 31, 2025) and all references in the Lease to the "Expiration Date" or the "expiration of the Term" or similar language shall be deemed to refer to the New Expiration Date, subject to the Extension Options set forth in Exhibit B of the Lease.

(b)The Extension Option set forth in Exhibit B of the Lease shall remain in full force and effect throughout the Extended Term and apply to the entire Premises (as  expanded by this First Amendment), including any Offer Right Space (as defined in Exhibit B of this First Amendment) that may be added to the Premises, provided however, that:

a.

The second paragraph of Exhibit B of the Lease shall be modified in its entirety to read as follows: “EXTENSION OPTIONS So long as there exists no default beyond any applicable notice and cure periods, either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease nor sublet the Premises in whole or in part, Tenant shall have the option to extend the Term for up to two (2) consecutive periods of five (5) years each (each, an “Extension Term”) upon written notice to Landlord given not less than twelve (12)

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months and not more than fifteen (15) months prior to the expiration of the Term or first Extension Term, as applicable.  If Tenant fails to exercise its first option to extend the Term strictly within the time period set forth in this section, then Tenant's first and second option to extend the Term shall both automatically lapse and be of no further force or effect. If Tenant exercises its first option to extend the Term but fails to exercise its second option to extend the Term strictly within the time period set forth in this section, then Tenant's  second option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises the option(s) granted hereunder, the applicable Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Extension Term except that the Base Rent due from the Tenant shall be increased to Landlord's determination of Base Rent as provided herein, and, other than the second extension option provided herein, Tenant shall have no further right or option to extend the Term or to any abatements, improvement allowance or other  inducements. If Tenant timely exercises its option(s) to extend the Term, then no later than thirty (30) days following receipt of Tenant's notice, Landlord shall notify Tenant in writing of Landlord's determination of the Base Rent for such Extension Term ("Landlord's Rental Notice"). If Tenant does not object to Landlord's determination of the Base Rent by written notice to Landlord within twenty (20) days after the date of Landlord's Rental Notice, then Tenant shall be deemed to have accepted the Base Rent set forth in Landlord's Rental Notice”

b.	All references in the third and fourth paragraphs of Exhibit B of the Lease to “the Extension Term” shall be modified to read “the applicable Extension Term”.

2.Premises; Tenant’s Percentage.  Effective as of the later of (a) June 1, 2018, and (b) the date the Landlord delivers the Expansion Premises to Tenant in broom clean condition, free of all other tenants, occupants and their possessions (the “First Amendment Commencement Date”): (i) the definition of Premises as set forth in the Lease shall be  amended by adding the Expansion Premises thereto,  (ii) the term “Premises” shall be deemed  the Existing Premises and the Expansion Premises, (iii) the Premises shall be deemed to consist of 28,210 rentable square feet, consisting of the Existing Premises (21,603 rentable square feet) and the Expansion Premises (6,607 rentable square feet), and (iv) Tenant’s Percentage shall be deemed to be 28.04%.

3.Base Rent. Effective as of the First Amendment Commencement Date, the Base Rent Tables appearing in Section 1 of the Lease shall be deleted in their entireties and shall have no further force or effect, and Tenant shall pay Base Rent for the entire Premises (the Existing Premises and the Expansion Premises) in accordance with the terms and conditions of the Lease in the following amounts applicable to the following periods:

Period	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per annum)
First Amendment Commencement Date – January 31, 2019	$362,780.60	$30,231.72*	$12.86
February 1, 2019 – January 31, 2020	$377,449.80	$31,454.15	$13.38
February 1, 2020 – January 31, 2021	$392,119.00	$32,676.58	$13.90
February 1, 2021 – January 31, 2022	$406,788.20	$33,899.02	$14.42
February 1, 2022 – August 31, 2022	$421,739.50	$35,144.96	$14.95
September 1, 2022 – August 31, 2023	$436,690.80	$36,390.90	$15.48
September 1, 2023 – August 31, 2024	$451,924.20	$37,660.35	$16.02
September 1, 2024 – August 31, 2025	$467,157.60	$38,929.80	$16.56

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*In the event the First Amendment Commencement Date occurs on a day other than the first day of a calendar month, the monthly Base Rent payment for such month shall be pro-rated based on the number of days occurring in such month from and after the First Amendment Commencement Date in relation to the total number of days in such month.

4.Condition of the Expansion Premises; Improvement Allowance.

(a)Condition of the Expansion Premises. Tenant hereby acknowledges and agrees that it hereby accepts the Expansion Premises in such “AS IS, WHERE IS” condition as exists on the date hereof. Further, Tenant specifically acknowledges and agrees that no provision of the Lease concerning (i) improvements, alterations and/or additions to be performed or provided by Landlord or at Landlord’s expense, (ii) tenant improvement allowances, (iii) reimbursement allowance, or (iv) free rent or other rent concession shall have any application whatsoever to the Expansion Premises or this First Amendment, except as specifically set forth  in this First Amendment. Notwithstanding the foregoing, the Expansion Premises shall be delivered to Tenant with all Building systems serving the Expansion Premises in good working order, provided however, Tenant hereby acknowledges and agrees that the Expansion Premises are not served by any uninterrupted power supply systems or generators and Landlord shall have no obligation with respect to same.

(b)Improvement Allowance. In the event, after the First Amendment Commencement Date, Tenant makes any alterations, additions or improvements to the Existing Premises or the Expansion Premises (which alterations and improvements shall be subject to the terms  and  conditions  of  Section  21  of  the  Lease),  Landlord  shall  reimburse  Tenant  up to $108,015.00 (the “Improvement Allowance”) for the costs incurred by Tenant in connection with such alterations, additions or improvements, including all so-called hard and soft costs, cabling, telecommunications/data wiring, moving costs and the like. Such reimbursement shall occur within thirty (30) days after Landlord has received (i) a written certificate from Tenant specifying the work performed, (ii) written documentation reasonably satisfactory to Landlord that such work was completed and paid for by Tenant (it being agreed that copies of paid  invoices shall be sufficient evidence of such payment), and (iii) duly executed unconditional lien waivers from all general contractors, subcontractors and materialmen performing work on the Existing Premises or the Expansion Premises. Any portion of the Improvement  Allowance which has not been requested or applied in compliance with the terms and conditions of this Section 4(b) by December 1, 2020 shall be retained by Landlord and forfeited by Tenant.

5.Right of First Offer. From and after the Effective Date, Tenant shall have the right to be offered the opportunity to lease additional space in the Building pursuant to the terms and conditions of the Right of First Offer attached hereto as Exhibit B.

6.Right of First Offer to Purchase the Property; Right to Purchase the Property.

(a)Right of First Offer to Purchase the Property.

(1)Tenant shall have a right of first offer to purchase the Property throughout the Term of the Lease, as it may be extended, in strict accordance with this Section 6(a). If, after the Effective Date and provided the Lease is in full force and effect, there exists no Event of Default by Tenant, Landlord determines to offer the Property for sale, in Landlord’s sole and absolute discretion, without any obligation to do so, Landlord shall, in accordance with this Section 6(a), offer to sell the Property to Tenant by sending to Tenant a written notice (the “Proposed Sale Notice”) which shall (i) state Seller’s intent to offer the Property for sale, (ii) state the Sale Price, as hereinafter defined in Section 6(c) in effect at such time, and basis for the determination of such Sale Price and (iii) include a Purchase and Sale Agreement in the form attached hereto as Exhibit C with the Sale Price and other applicable terms inserted (the “Purchase and Sale Agreement”), prior to offering to sell the Property to any other party except as provided in the following sentence. The provisions of this Section 6(a) shall not apply to the following: (a) any sale or transfer of the Property to any entity which controls, is controlled by,  or under common control with Landlord or with R.J. Kelly Co., Inc. or their respective affiliates (“Landlord Affiliates”); (b) the grant of a mortgage of the Property to any mortgagee; or (c) a foreclosure of any mortgage encumbering, or the execution and delivery by Landlord of a deed  in lieu or contemplation of foreclosure in regard to, Landlord’s interest in the Property.

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(2)Tenant shall have ten (10) days after receipt of the Proposed Sale Notice to (i) give Landlord written notice (“Tenant’s Acceptance Notice”) accepting the terms set forth in the Proposed Sale Notice (which terms must conform to the computation of the Sale Price as set forth in Section 6(c)), (ii) deliver the Purchase and Sale Agreement executed by Tenant, and (iii) deliver a deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”) to the escrow agent designated in the Purchase and Sale Agreement, which Deposit shall be refundable to Tenant solely upon the terms and conditions set forth in the Purchase and Sale Agreement. If Tenant has not delivered the Tenant’s Acceptance Notice, the executed Purchase and Sale Agreement and the Deposit as provided in the immediately preceding sentence within such ten (10) day period, then such failures shall be treated as if Tenant did not give a timely Tenant’s Acceptance Notice, and Landlord shall be free to sell the Property unencumbered by the provisions of this Section 6 upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and Tenant shall have no further right to purchase the Property under this Lease, except as provided in Section 6(a)(3) below to the extent applicable. For purposes of clarification, in the event Landlord is entitled to offer to sell the Property to any third party, Landlord shall not be limited to any particular sale price and Landlord may accept any price or other terms and conditions in Landlord’s sole and absolute discretion.

(3)Notwithstanding anything to the contrary herein contained, for so long as Cherry Hill Drive Owner, LLC, or any Landlord Affiliates, is the Landlord hereunder, Tenant shall again have the right of first offer to purchase the Property and Landlord shall provide Tenant with an additional Proposed Sale Notice and shall otherwise comply with the procedures set forth in this Section 6(a) if (a) Landlord does not accept an offer to sell the Property on or before the date six (6) months days after Tenant receives the Proposed Sale Notice, or (b) Landlord does not close the sale of the Property within nine (9) months after Tenant receives the Proposed Sale Notice (a “Re-Offer Event”). Upon the occurrence of a Re- Offer Event, Landlord shall re-offer the Property to Tenant in accordance with the procedures set forth in this Section 6(a).

(b)Right to Purchase the Property.

(1)At any time throughout the Term of this Lease, as it may be extended, Tenant shall have the right to purchase the Property for the Sale Price, in strict accordance with this Section 6(b). If, after the Effective Date and provided the Lease is in full force and effect, and there exists no Event of Default by Tenant, Tenant shall have the right to purchase the Property by providing Landlord with a written notice stating Tenant’s intention to Purchase the Property pursuant to this Section 6(b) and requesting a determination of Sale Price from Landlord (“Tenant’s Purchase Notice”). Within five (5) days  following  Landlord’s receipt of Tenant’s Purchase Notice, Landlord shall provide Tenant a written response (the “Landlord’s Purchase Notice Response”) which shall (i) state the Sale Price in effect at such time, and basis for the determination of such Sale Price, which must comply with the provisions for such determination set forth in Section 6(c) below, and (ii) include the Purchase and Sale Agreement (as defined in Section 6(a) above) with the Sale Price and other applicable terms inserted.

(2)Tenant shall have ten (10) days after receipt of Landlord’s Purchase Notice Response to (i) deliver the Purchase and Sale Agreement executed by Tenant, and (ii) deliver a deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”) to the escrow agent designated in the Purchase and Sale Agreement. If Tenant has not delivered the executed Purchase and Sale Agreement and the Deposit as provided in the immediately preceding sentence within such ten (10) day period, then such failures shall be treated as if Tenant has rescinded the Tenant’s Purchase Notice, and this Section 6(b) shall be null and void and terminated in all respects, and Landlord shall have no further obligation to sell the Property to Tenant pursuant to this Section 6(b).

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(3)Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that, so long as Landlord has fully and timely complied with all of the terms, covenants and conditions of Sections 6(a) above, if Landlord has entered into a written agreement with a third party to purchase and sell the Property (a “Third Party Purchase and Sale Agreement”), Tenant shall not have the right to purchase the Property pursuant to this Section 6(b) (and any exercise thereof shall be null and void in all respects) so long as such Third Party Purchase and Sale Agreement remains in effect and a Re-Offer Event has not occurred. If such Third Party Purchase and Sale Agreement is terminated for any reason or a Re-Offer Event (as described in Section 6(a) above) occurs, Tenant’s right to purchase the Property pursuant to this Section 6(b) shall be restored and have full force and effect. Landlord hereby agrees to give written notice to Tenant if Landlord enters into a Third Party Purchase and Sale Agreement and, upon request, shall keep Tenant reasonably informed of the status of such Third Party Purchase and Sale Agreement.

(c)Sale Price.  For purposes of this Section 6, the “Sale Price” shall mean  the sum of (1) the Base Price in effect on the date the Proposed Sale Notice or the Tenant’s Purchase Notice, as applicable, is given, (2) the Total Unamortized Tenant Improvements in effect at such time, (3) the Total Unamortized Leasing Commissions in effect at such time, and (z) the Total Unamortized Capital Investments in effect at such time. Within thirty (30) days following written request by Tenant, Landlord agrees to provide Tenant a schedule (certified as true and accurate by Landlord) setting forth in reasonable detail the Total Unamortized Tenant Improvements, the Total Unamortized Leasing Commissions, and the Total Unamortized Capital Investments in effect at the time of such request, provided however, Landlord shall not be obligated to respond to more than two (2) such requests in any twelve (12) month period.

(i)

The “Base Price” (the “Base Price”) in effect for a particular period in the Lease Term (and any extensions thereof, as the case may be) shall mean the amount set forth in the table below applicable to such period:

Period	PSF Price	Base Price
January 1, 2018 – December 31, 2018	$150.00	$15,092,850.00
January 1, 2019 – December 31, 2019	$154.50	$15,545,635.50
January 1, 2020 – December 31, 2020	$159.14	$16,012,507.66
January 1, 2021 – December 31, 2021	$163.91	$16,492,460.29
January 1, 2022 – December 31, 2022	$168.83	$16,987,505.77
January 1, 2023 – December 31, 2023	$173.89	$17,496,637.91
January 1, 2024 – December 31, 2024	$179.11	$18,021,869.09
January 1, 2025 – December 31, 2025	$184.48	$18,562,193.12
January 1, 2026 – December 31, 2026	$190.01	$19,118,616.19
January 1, 2027 – December 31, 2027	$195.71	$19,692,144.49
January 1, 2028 – December 31, 2028	$201.58	$20,282,778.02
January 1, 2029 – December 31, 2029	$207.63	$20,891,522.97
January 1, 2030 – December 31,2030	$213.86	$21,518,379.34
January 1, 2031 – December 31, 2031	$220.28	$22,164,353.32
January 1, 2032 – December 31, 2032	$226.88	$22,828,438.72
January 1, 2033 – December 31, 2033	$233.69	$23,513,654.11
January 1, 2034 – December 31, 2034	$240.70	$24,218,993.30
January 1, 2035 – August 31, 2035	$247.92	$24,945,462.48

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(ii)

The “Total Unamortized Tenant Improvements” (the “Total Unamortized Tenant Improvements”) means the sum of all Unamortized Tenant Improvements (as calculated below) for each lease in connection with additions, improvements or alterations made to tenant spaces in the Building from and after the Effective Date (the “Tenant Improvement Costs”). The calculation of the Unamortized Tenant Improvements for each lease (the “Unamortized Tenant Improvements”) shall be made by (a) taking the total of all Tenant Improvement Costs for such lease, (b) fully amortizing such amount on a so-called straight line basis, using an annual rate of interest of nine percent (9%), over the applicable term of such lease to establish a monthly payment therefor, and (c) calculating the remaining principal balance of such Tenant Improvement Costs as of the applicable date. Such remaining principal balance shall be the Unamortized Tenant Improvements for such lease.

(iii)

The “Total Unamortized Leasing Commissions” (the “Total Unamortized Leasing Commissions”) means the sum of all Unamortized Leasing Commissions (as calculated below) for each lease in connection with brokerage commissions paid by Landlord for leases of space in the Building from and after the Effective Date (the “Leasing Commissions”). The calculation of the Unamortized Leasing Commissions for each lease (the “Unamortized Leasing Commissions”) shall be made by (a) taking the total of all Leasing Commissions for such lease, (b) fully amortizing such amount on a so-called straight line basis, using an annual rate of interest of nine percent (9%), over the applicable term of such lease to establish a monthly payment therefor, and (c) calculating the remaining principal balance of such Leasing Commissions as of the applicable date. Such remaining principal balance shall be the Unamortized Leasing Commission for such lease.

(iv)

The “Total Unamortized Capital Investments” (the “Total Unamortized Capital Investments”) means the sum of all Unamortized Capital Investments (as calculated below) in connection with capital improvements and/or investments made to the Building from an after the Effective Date (the “Capital Costs”). The calculation of the Unamortized Capital Investment (the “Unamortized Capital Investment”) for each Capital Cost shall be made by (a) taking the particular Capital Cost, (b) fully amortizing such Capital Cost on a so-called straight line basis, using an annual rate of interest of nine percent (9%), over the useful life of such item (as determined by generally accepted accounting principles) to establish a monthly payment therefor, and (c) calculating the remaining principal balance of such Capital Costs as of the applicable date. Such remaining principal balance shall be the Unamortized Capital Investment for such particular Capital Cost.

(d)Landlord and Tenant hereby acknowledge and agrees that if Tenant delivers the Purchase and Sale Agreement pursuant to Sections 6(a) and 6(b) above and then defaults in the performance of its obligations under such Purchase and Sale Agreement beyond the expiration of all applicable notice and cure periods, or otherwise terminates such Purchase and Sale Agreement (other than a termination by reason of a default of Landlord thereunder), this Section 6 shall be deemed to be null and void and terminated in all respects and Landlord shall have no further obligation to offer or sell the Property to Tenant.

(e)Landlord and Tenant hereby acknowledge and agree that, so long as Landlord has fully and timely complied with all of the terms, covenants and conditions of Sections 6(a) and (b) above, upon the sale or transfer of the Property to any third party, including without limitation, the sale or transfer to a mortgagee or a buyer pursuant to a foreclosure of any mortgage encumbering the Property, or the execution and delivery by Landlord of a deed in lieu or contemplation of foreclosure in regard to, Landlord’s interest in the Property, this Section 6 shall be deemed to be terminated in its entirety and shall have no further force and effect and any subsequent owner of the Property shall own the Property unencumbered by the terms and conditions of this Section 6. Notwithstanding the foregoing, this Section 6(e) shall not apply to sales or transfers to Landlord Affiliates.

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(f)If Landlord shall record an affidavit in the Essex South Registry of Deeds stating that: (A)(i) Landlord has sent the Proposed Sale Notice to Tenant in accordance with the requirements of Section 6(a) above, and (ii) Landlord has not received Tenant’s Acceptance Notice within the time period specified herein (or that Tenant has given Tenant’s Acceptance Notice but defaulted in the performance of its obligations under Section 6(a), defaulted in the performance of its obligations under the Purchase and Sale Agreement or otherwise terminated the Purchase and Sale Agreement), or (B)(i) Landlord has sent the Landlord’s Determination of Sale Price to Tenant in accordance with the requirements of Section 6(b) above, and (ii)  Landlord has not received the executed Purchase and Sale Agreement from Tenant within the time period specified herein (or that Tenant has given the executed Purchase and Sale Agreement but defaulted in the performance of its obligations under Section 6(b), defaulted in the performance of its obligations under the Purchase and Sale Agreement or otherwise terminated the Purchase and Sale Agreement), then, with respect solely to any third party relying on such affidavit, such affidavit shall be conclusive as to (1) compliance of Landlord with the requirements of this Section 6, and (2) termination of Tenant’s rights under this Section 6, and such third  party shall be entitled to rely on same.

(g)The rights under this Section 6 are personal to Abiomed, Inc. (the Tenant named herein) and any assignee of Tenant’s interest under the Lease pursuant to a Permitted Transfer, and may not be exercised by another person or entity.

(h)Time is of the essence with respect to all terms and conditions of this Section 6, including without limitation, the exercise of any rights and the performance of obligations hereunder.

7.Condition Precedent to Expansion; Delay in First Amendment Commencement Date. Landlord shall use commercially reasonable efforts to cause the First Amendment Commencement Date to occur by June 1, 2018 (the “Target Commencement Date”). However, Tenant hereby acknowledges and agrees that to accommodate  Tenant’s desired expansion of the Premises contemplated by this First Amendment, it will be necessary  for Landlord to move the tenant presently occupying the Expansion Premises, North of Boston Library Exchange, Inc. (“NOBLE”), to alternate space in the Building presently occupied by another tenant (the “NOBLE Relocation Premises”), Bioceutica, LLC (“Bioceutica”), and to move NOBLE into the NOBLE Relocation Premises it will be necessary for Bioceutica to agree to terminate its lease of the NOBLE Relocation Premises. Tenant hereby acknowledges and agrees that, despite Landlord’s commercially reasonable efforts, Landlord cannot assure the Tenant nor guaranty that the First Amendment Commencement Date will occur by the Target Commencement Date. Accordingly, notwithstanding any terms or conditions of  this First Amendment to the contrary, in the event Landlord is unable to deliver the Expansion Premises to Tenant by the Target Commencement Date for any reason whatsoever, the Lease (including this First Amendment) remains in full force and effect and Landlord shall not be liable to Tenant for any resulting loss or damage. For purposed of this Section 7, the First Amendment Commencement Date shall be referred to as the “Rent Commencement Date”. Anything in this Lease to the contrary notwithstanding, if the First Amendment Commencement Date has not occurred by August 1, 2017, then for each day of delay thereafter, the Rent Commencement Date shall be extended by one-half of one day as to the Expansion Premises only, and if the First Amendment Commencement Date has not occurred by September 1, 2017, then for each day of delay thereafter, the Rent Commencement Date shall be extended by one day as to the Expansion Premises only. For purposes of clarity, the parties agree that the annual Base Rent for the Expansion Premises to be used in calculating such abatement is One Hundred Twenty Five Thousand Two Hundred Two and 65/100 Dollars ($125,202.65).

8.Condition Precedent. Notwithstanding any term or condition of this First Amendment to the contrary, Tenant hereby acknowledges and agrees that the effectiveness of this First Amendment is conditioned upon Landlord (a) entering into a written agreement with NOBLE , the tenant presently occupying the Expansion Premises, wherein NOBLE agrees to relocate from the Expansion Premises to the NOBLE Relocation Premises (the “NOBLE Relocation Agreement”), and (b) entering into a written agreement with Bioceutica, wherein Bioceutica agrees to terminate its lease early (the “Bioceutica Early Termination  Agreement”). If, for any reason the Landlord does not enter into the NOBLE Relocation Agreement or the Bioceutica Early Termination Agreement, Landlord may rescind its execution of this First Amendment by written notice thereof to Tenant, whereupon the Lease shall remain  in full force and effect as if this First Amendment was never executed. Landlord agrees to use commercially reasonable efforts to enter into the NOBLE Relocation Agreement and the Bioceutica Early Termination Agreement prior to February 28, 2018.

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9.Notices. From and after the Effective Date, all notices to Landlord and remittances of payments shall be sent as follows:

Notice Address of Landlord:

Cherry Hill Drive Owner LLC

c/o RJ Kelly Company

55 Cambridge Street

Burlington, MA 01803

Landlord’s Remittance Address:

Mailing Instructions:

Cherry Hill Drive Owner LLC

c/o RJ Kelly Company

55 Cambridge Street

Burlington, MA 01803 Attn:  Accounts Receivable

Wire/ACH Instructions:

Cambridge Savings Bank 1374 Massachusetts Ave.

Cambridge, MA 02138

ABA #2113-7112-0

Account Title: Cherry Hill Drive Owner LLC

Account Address: 55 Cambridge Street, Burlington, MA 01803 Account Number: 10835075

10.Broker. Landlord and Tenant each represents and warrants to the other that, except for Jones Lang LaSalle (the “Broker”), it has had no dealing with any other broker or agent in connection with the negotiation or execution of this First Amendment, and  Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regards to this leasing transaction, except for the Broker.  Any  commission owed to the Broker shall be paid by Landlord pursuant to separate agreement.

11.Counterparts; PDF Signatures. This First Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart.  PDF signatures shall be binding as originals.

12.Ratification. Except as amended by this First Amendment, all other terms, conditions, covenants and provisions as appear in the Lease are hereby ratified and confirmed and shall remain unchanged.

13.Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns.

14.SNDA. Concurrently with execution of this First Amendment by Landlord, Landlord shall, at Landlord’s sole cost and expense, have the existing mortgagee of the Property enter into a subordination, attornment and non-disturbance agreement (“SNDA”) with Tenant, on such mortgagee’s customary form thereof subject to Tenant’s commercially reasonable modifications to such form, provided however, Landlord and Tenant hereby acknowledge and agree that the form of SNDA dated July 25, 2017 by and among Landlord, Tenant and Cambridge Savings Bank shall be deemed to be an acceptable form of SNDA. Section 20 of the Lease shall remain in full force and effect with respect to any future mortgages which may encumber the Property.

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15.Tenant Estoppel Certificate. Landlord and Tenant hereby acknowledge and agree that notwithstanding Section 2 of that certain Tenant Estoppel Certificate dated as of July 12, 2017 executed by Tenant and provided to Brookwood Cherry Hill I, LLC, Brookwood  Cherry Hill Owner II, LLC, Landlord, and Cambridge Savings Bank, the Expiration Date of the Lease, prior to this First Amendment having force and effect, is August 31, 2022.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed under seal as of the date first written above.

LANDLORD:
CHERRY HILL DRIVE OWNER LLC,
a Delaware limited liability company
By	/s/ Brandon D Kelly
Name	Brandon D Kelly
Title	Authorized Signatory

TENANT:
ABIOMED, INC., a Delaware corporation

By:
Name
Title:

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed  under seal as of the date first written  above.

LANDLORD:
CHERRY HILL DRIVE OWNER LLC,
a Delaware limited liability company
By
Name	Brandon D Kelly
Title	Authorized Signatory

TENANT:
ABIOMED, INC., a Delaware corporation

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EXHIBIT A

PLAN OF EXPANSION PREMISES

(Attached)

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Plan may not be to scale or depict the exact configuration

of walls within the space.

EXHIBIT B

RIGHT OF FIRST OFFER

So long as no Event of Default then exists under the Lease, Tenant will have the right during the Term (“Offer Right”) to be offered by Landlord the opportunity to lease that certain space in the Building consisting of (a) 11,269 rentable square feet (the “Right of First Offer Space”) identified and shown on the plan attached hereto as Schedule B-1, (b) 24,070 rentable square feet (the “Subordinate Right of First Offer Space”) identified and shown on the plan attached hereto as Schedule B-1, and (c) any other space in the Building (“Other Right of First Offer Space”) which becomes vacant or is available to lease (the Right of First Offer Space, the Subordinate Right of First Offer Space, and the Other Right of First Offer Space, collectively,  the “Offer Right Space”). The Offer Right is subject to the terms and conditions set forth in this Exhibit B, provided however, Tenant hereby acknowledges and agrees that the Offer Right (a) solely with respect to the Subordinate Right of First Offer Space is subject and subordinate to Landlord’s right to first offer and lease such space to another tenant occupying, as of the Effective Date, no less than 35,000 rentable square feet space within a building owned by Landlord within the business park in which the Building is located (the “Other Tenant”), (b) and solely with respect to the Other Right of First Offer Space is subject and subordinate to any presently existing rights of existing tenants of the Building (individually, an “Existing Tenant” and, collectively, “Existing Tenants”). If at any time after the Effective Date Landlord receives a request for proposal to lease all or any portion of the Offer Right Space from a third party or wishes to offer the Offer Right Space to a third party, Landlord shall notify Tenant that such Offer Right Space is available for lease (the “Available Space”), such notice shall include the material terms and condition under which Landlord would be willing to lease such space to Tenant (including, without limitation, the rent per square foot), in Landlord’s sole and absolute discretion. Tenant must notify Landlord in writing within ten (10) business days of receiving Landlord’s notice whether Tenant desires to lease all (and not a portion) of the Available Space from Landlord. If Tenant notifies Landlord that Tenant does not desire to lease all (and not a portion) of the Available Space, or if Tenant does not respond in writing to Landlord’s notice within such ten (10) Business Day period, then Landlord may proceed with negotiating a lease with such third party from whom a request for proposal was received or any other party to whom Landlord wishes to extend an offer to lease such space and freely lease the Available Space without restriction and no further obligation to offer such Available Space to Tenant. If Tenant notifies Landlord in writing within such ten (10) Business Day period that Tenant desires to lease all of the Available Space (and not a portion), and Landlord accepts Tenant’s offer, the parties will thereafter negotiate Tenant’s lease of the Available Space from Landlord based upon the material terms and conditions set forth in Landlord’s notice, provided however, in the event any portion of the Available Space consists of the Subordinate Right of First Offer Space or the  Other Right of First Offer Space and if the Other Tenant (with respect to the Subordinate Right  of First Offer Space) or any Existing Tenant (with respect to the Other Right of First Offer Space) elects to lease such space, Landlord shall not be obligated to lease such space to Tenant and Tenant’s election to lease such space shall be null and void and have no force or effect. Landlord agrees that it will use commercially reasonable efforts to keep Tenant reasonably informed of the status of leasing the Subordinate Right of First Offer Space to the Other Tenant and the Other Right of First Offer Space to any Existing Tenant. Tenant acknowledges and  agrees that Landlord may contemporaneously provide Tenant, the Other Tenant (solely with respect to the Subordinate Right of First Offer Space) and any Existing Tenants (solely with respect to the Other Right of First Offer Space) with a notice of Available Space (as described above) and, regardless of whether Tenant notifies Landlord of its desire to lease such Available Space, Landlord shall not be obligated to lease any portion of the Available Space which consists of the Subordinate Right of First Offer Space or the Other Right of First Offer Space to Tenant unless or until Landlord has determined, in Landlord’s commercially reasonable judgment, that the Other Tenant or any Existing Tenant does not wish to lease such space on terms and conditions which Landlord would accept.

If Landlord and Tenant fail to mutually agree upon the terms of Tenant’s lease of the Available Space and to execute a written amendment to this Lease within five (5) business days after the date that Landlord accepts Tenant’s offer notice, then Landlord shall be free to lease the Available Space without restriction after such five (5)  business day period.

{W6393204.9}

Tenant's rights under this Exhibit B are exclusive to Tenant and any assignee of Tenant’s position under this Lease, whether through a Permitted Transfer or otherwise, and shall terminate if (i) the Lease or Tenant's right to possession of the Premises is terminated in accordance with the terms of this Lease or by mutual written agreement, or (ii) Tenant fails to timely exercise its option under this Exhibit B, time being of the essence with respect to Tenant's exercise thereof.

Notwithstanding any term or condition of the Lease or this Exhibit B to the contrary, Tenant hereby acknowledges and agrees that Landlord shall have no obligation under this Exhibit B to offer Tenant the right to lease any portion of the Offer Right Space in instances where a then existing tenant of the Building is occupying such space and Landlord offers such tenant the opportunity to renew its lease thereof or such tenant exercises a right to renew its lease for such space. Further, Landlord shall have no obligation under this Exhibit B to offer Tenant the opportunity to lease any portion of the Subordinate Right of First Offer Space or the Other First Offer Space unless or until Landlord has determined, in Landlord’s commercially reasonable judgement, that the Other Tenant (solely with respect to the Subordinate Right of  First Offer Space) or any Existing Tenant (solely with respect to the Other Right of First Offer Space), as the case may be, does not wish to lease such space on terms and conditions which Landlord would accept.

{W6393204.9}

SCHEDULE B-1

Plan of Offer Right Space

(Identifying the Right of First Offer Space and the Subordinate Right of First Offer Space)

{W6393204.9}

EXHIBIT C

FORM OF PURCHASE AND SALE AGREEMENT

(Attached)

{W6393204.9}

PURCHASE AND SALE AGREEMENT

between

CHERRY HILL DRIVE OWNER, LLC, a Delaware limited liability company,

(as Seller)

and

ABIOMED, INC., a Delaware corporation

(as Buyer)

24-42 Cherry Hill Drive, Danvers, MA

as of                  ,

{W6394298.7}

Table of Contents

ARTICLE 1.	Description of Property
ARTICLE 2.	Sale Subject to Leases
ARTICLE 3.	Purchase Price and Payment
ARTICLE 4.	Conveyance of Title
ARTICLE 5.	Closing
ARTICLE 6.	Approvals and Conditions to Buyer's Obligations
ARTICLE 7.	Conditions to Closing
ARTICLE 8.	Default
ARTICLE 9.	Entire Agreement Herein
ARTICLE 10.	Damage or Destruction: Condemnation
ARTICLE 11.	Representations, Warranties and Covenants of Seller
ARTICLE 12.	Operations
ARTICLE 13.	Apportionment of Taxes and Other Charges
ARTICLE 14.	Broker
ARTICLE 15.	Recording
ARTICLE 16.	Notices
ARTICLE 17.	Captions
ARTICLE 18.	Successors and Assigns
ARTICLE 19.	Closing Costs
ARTICLE 20.	Governing Law
ARTICLE 21.	Multiple Counterparts
ARTICLE 22.	Representations and Warranties of Buyer
ARTICLE 23.	Post-Closing Obligations
ARTICLE 24.	Duties and Responsibilities of Escrow Agent
ARTICLE 25.	Waiver of Jury Trial
ARTICLE 26.	Like Kind Exchange
ARTICLE 27.	Business Days
ARTICLE 28.	Confidentiality
ARTICLE 29.	IRS Real Estate Sales Reporting
ARTICLE 30.	Limitations on Liability
ARTICLE 31.	Press Releases
ARTICLE 32.	Time of the Essence
ARTICLE 33.	Costs and Attorneys’ Fees
ARTICLE 34.	Waivers
ARTICLE 35	Severability

{W6394298.7}	-i-

Exhibits
Exhibit A	Legal Description of Real Property
Exhibit B	List of Personal Property
Exhibit C	List of Leases
Exhibit D	Form of Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment and Assumption Agreement (re: Leases)
Exhibit G	Form of Assignment and Assumption Agreement (re: Contracts)
Exhibit H	Form of FIRPTA Affidavit
Exhibit I	List of Operating Contracts
Exhibit K	Form of Estoppel Certificate

{W6394298.7}	-ii-

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this ____ day of ___________,

(the “Effective Date”) by and between CHERRY HILL DRIVE OWNER, LLC, a

Delaware limited liability company (“Seller”) and ABIOMED, INC., a Delaware corporation

(“Buyer”).

WITNESSETH THAT, Seller owns the land described on Exhibit A hereto together with the buildings and improvements thereon, commonly known as 24-42 Cherry Hill Drive, Danvers, MA (the “Improved Property”).

WITNESSETH FURTHER THAT, Seller desires to sell and Buyer desires to purchase the Property (as hereinafter defined) on the terms and subject to the conditions set forth herein.

WITNESSETH FURTHER THAT, for the consideration hereinafter named, and for other good and valuable consideration, receipt of which is acknowledged hereby, the parties do hereby agree as follows:

ARTICLE 1. Description of Property: Seller agrees to sell and Buyer agrees to buy upon the terms and conditions hereinafter set forth:

The Improved Property, as more particularly described in Exhibit A attached hereto and incorporated herein by reference, (i) together with all right, title and interest of Seller in and to any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining each such premises, together with all rights, privileges, rights of way and easements appurtenant to each such premises, including, without limitation, any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining the Improved Property (the "Real Property"), (ii) all buildings, structures and other improvements located thereon, together with all of the fixtures and other property affixed thereto (the "Improvements", and, together with the Real Property, the "Premises"), (iii) all items of personal property owned by Seller and located on the Premises described in Exhibit B attached hereto and incorporated herein by reference (to the extent of Seller’s interest therein and to the extent assignable, collectively, the “Personal Property”) and (iv) any intangible and other property now or hereafter owned by Seller and used in the ownership or operation of the Premises, to the extent of Seller’s ownership interest therein and assignable without cost to Seller, including, without limitation, any plans and specifications, permits, licenses, approvals, authorizations, certificates of occupancy, guaranties, warranties, contracts, lease agreements, utility contracts, development rights, the non-exclusive rights to use any trade name or trademark associated with the Property (so long as Landlord has the right to convey such trade name or trademark) or other rights relating to the ownership, use or operation of the Premises (but excluding attorney and accountant work product) (collectively, the "Intangible Property"). The Improved Property, together with all items referred to in clauses (i), (ii) (iii) and (iv) are herein sometimes referred to as the "Property."

ARTICLE 2. Sale Subject to Leases: Subject to the provisions of Article 4 hereof, the Premises will be conveyed subject to certain leases (hereinafter called the "Leases") described in Exhibit C attached hereto and incorporated herein by reference, or as hereafter added pursuant to the provisions of Article 12 hereof.

ARTICLE 3. Purchase Price and Payment: (a) The total purchase price (the "Purchase Price") for the Property is [TO BE INSERTED]. The Purchase Price shall be payable at the Closing, as hereinafter defined, in lawful currency of the United States of America in immediately available funds by wire transfer to an account or accounts designated by Seller.

{W6394298.7}	-1-

(b)As security for Buyer's performance hereunder, Buyer shall, within one (1) business day of the Effective Date, deposit Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”) into escrow with [TO BE INSERTED - TITLE COMPANY SELECTED BY BUYER] ("Escrow Agent") by wire transfer of immediately available federal funds into an account or accounts held by Escrow Agent.  Escrow Agent shall hold the Deposit in an FDIC-insured interest-bearing money market account. Escrow Agent shall not commingle the Deposit with any other funds of Escrow Agent. All interest earned on the Deposit will be the property of Buyer and will be reported to the Internal Revenue Service as income of Buyer unless Seller retains the Deposit pursuant to the provisions hereof whereupon all interest earned on the Deposit shall be the property of Seller and will be reported to the Internal Revenue Service as income of Seller. Buyer and Seller will provide Escrow Agent with their respective taxpayer identification numbers and the party receiving such interest will pay all income taxes due by reason of interest accruing on the Deposit. If Buyer fails to deliver such Deposit to Escrow Agent within the time period required by the provisions hereof, then this Agreement shall, at Seller’s election in its sole discretion, terminate, Seller and Buyer shall have no further obligations or liabilities to each other hereunder. If the Closing does not occur, Escrow Agent shall disburse the Deposit to the party entitled thereto in accordance with the terms and conditions of this Agreement. If the Closing does occur, the Deposit shall be credited against the Purchase Price and disbursed to Seller as part of the Purchase Price. Escrow Agent's duties and responsibilities are governed by the terms of Article 24 hereof.

(c)The payment required at the Closing shall be increased or decreased, as the case may be, to account for all items to be apportioned or prorated pursuant to this Agreement.

ARTICLE 4.  Conveyance of Title:

(a)At Closing, Buyer shall obtain from [TO BE INSERTED – TITLE COMPANY SELECTED BY BUYER] (the “Title Company”) an ALTA 2006 Owner’s Title Insurance Policy (the “Title Policy”) insuring that fee simple title to the Premises is vested in Buyer, in the full amount of the Purchase Price, with all standard and general printed exceptions deleted (subject only to the Permitted Exceptions) so as to afford full “extended form coverage”, together with such endorsements as Buyer shall reasonably request, and otherwise in a form and substance consistent with the Title Commitment (as defined herein). Notwithstanding anything contained herein to the contrary, the Premises shall be conveyed subject to the following matters, which shall be deemed to be “Permitted Exceptions:”

(i)	the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the date hereof and Closing in accordance with the terms of this Agreement;
(ii)	the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;
(iii)

local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(iv)	all matters, whether or not of record, that arise out of the actions of Buyer or its agents, representatives or contractors;
(v)	such state of facts as may be shown on the Survey (as defined herein), the Title Policy and/or the Title Commitment, or which would be disclosed by a physical inspection of the Property; and
(vi)	those matters which Seller is not obligated to remove as provided below.

(b)Notwithstanding the foregoing, all Voluntary Liens (defined below) will be satisfied by Seller on or prior to the Closing Date. For the purposes of this Agreement, a “Voluntary Lien” shall mean (i) any mortgage or deed of trust granted or assumed by Seller and encumbering the Property, (ii) any other monetary lien or monetary encumbrance, including mortgages, judgments and federal, state and municipal tax liens, first appearing on record during Seller’s ownership of the Property created or caused by Seller or that Seller has suffered to exist (such as a tenant’s mechanics’ lien attached to the fee estate of the Property (rightfully or wrongfully) that Seller could have required such tenant to remove but failed to do so) and (iii) all non-monetary liens and encumbrances which Seller has allowed to be placed on the Property without Buyer’s written consent from and after the Effective Date.

{W6394298.7}	-2-

ARTICLE 5. Closing: (a) Unless extended pursuant to the terms of this Agreement or earlier terminated, the closing of the transactions contemplated hereunder (the "Closing") shall be conducted by Escrow Agent on the date which is fifteen (15) days after the Due Diligence Expiration Date (as defined herein) (the "Closing Date").

(b)At the Closing, Seller shall deliver the following documents to the Title Company in the forms attached hereto properly executed and acknowledged as required with respect to each of the Improved Property:

(i)	Quitclaim deed (the “Deed”) in the form of Exhibit D, which Deed shall include customary Massachusetts quitclaim covenants;
(ii)	Bill of Sale in the form of Exhibit E;
(iii)

Original Assignment and Assumption Agreement relating to the Leases and security deposits and accrued interest thereon to the extent required by the Leases or applicable law (collectively, the “Security Deposits”) in the form attached hereto as Exhibit F (the "Lease Assignment"), which will include provisions that the Buyer will indemnify the Seller for all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon or arising out of, or resulting from Buyer’s breach of the terms and provisions of such Leases occurring on or after the Closing Date, and subject to the limitations set forth in Section 11(c) of this Agreement, Seller will indemnify the Buyer for all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon or arising out of, or resulting from Seller’s breach of the terms and provisions of such Leases occurring prior to the Closing Date, except to the extent any of the foregoing relate to the condition of the Property, including without limitation, the interior, exterior and structure of all Improvements, and the condition of soils and subsoils;

(iv)

Originals (or copies, if originals are not in Seller’s possession) of all Leases, any renewals thereof and all amendments thereto to the extent in Seller’s possession or control will be delivered at the Premises;

(v)

Original Assignment and Assumption Agreement in the form attached hereto as Exhibit G relating to the Operating Contracts (as hereinafter defined) (the "Contract Assignment"), which will include provisions that the Buyer will indemnify the Seller for all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon or arising out of, or resulting from Buyer’s breach of the terms and provisions of such Operating Contracts occurring on or after the Closing Date, and subject to the limitations set forth in Section 11(c) of this Agreement, Seller will indemnify the Buyer for all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, based upon or arising out of, or resulting from Seller’s breach of the terms and provisions of such Operating Contracts occurring prior to the Closing Date, except to the extent any of the foregoing relate to the condition of the Property, including without limitation, the interior, exterior and structure of all Improvements, and the condition of soils and subsoils;

(vi)	Certification of non-foreign status in the form attached hereto as Exhibit H and incorporated herein by reference;
(vii)

Evidence satisfactory to the Title Company that all necessary approvals and/or consents have been delivered and such other evidence reasonably satisfactory to the Title Company of Seller’s authority to convey the Premises pursuant to this Agreement;

(viii)	All Security Deposits, together with accrued interest thereon if payable under the Leases or pursuant to applicable law;
(ix)

Affidavits (including a gap indemnity) sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Leases, as tenants only) and mechanics' or materialmen's liens from the Title Policy;

{W6394298.7}	-3-

(x)	A copy of a closing statement setting forth the Purchase Price, the closing adjustments and prorations and the application thereof at the Closing (the "Closing Statement");
(xii)	The estoppel certificates to the extent obtained by Seller in accordance with the provisions of Article 7 below and not previously delivered;
(xiii)	Copy of standard tenant notification letter in a form to be drafted by Buyer and satisfactory to Seller; and
(xiv)	Such other instruments and documents as may be reasonably necessary in order to complete the Closing and to carry out the intent and purposes of this Agreement.

(c)At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, properly executed and acknowledged as required:

(i)

The Purchase Price as adjusted in accordance with the terms hereof shall be deposit with the Title Company in good funds by 3:00 p.m. local time at the Property. If the proceeds due from Buyer are not received by Seller in good funds by 3:00 p.m. local time at the Property on the Closing Date, and Seller elects to proceed to close the transaction notwithstanding Buyer’s late delivery of the Purchase Price, then Buyer shall be responsible for any additional interest or other costs imposed by Seller’s lender in connection with the payoff of any existing mortgage loan on the Property;

(ii)	An original of the Lease Assignment;
(iii)	An original of the Contract Assignment;
(iv)	A copy of the Closing Statement; and
(v)	Such other instruments and documents as may be reasonably necessary in order to complete the Closing and to carry out the intent and purposes of this Agreement.

ARTICLE 6.  Approvals and Conditions to Buyer's Obligations:

(a)Property Diligence.

(i)From and after the Effective Date until the Closing or the earlier termination of this Agreement, Seller shall permit Buyer and its representatives, agents and contractors to inspect the Property (including, without limitation, inspections of all roofs, electrical, mechanical and structural elements, HVAC systems and other building systems located on or within the Improvements), to perform appraisals and due diligence (including, without limitation, any non-invasive water and air sampling analysis or other non-invasive environmental investigations of the Land and zoning investigations), to examine the books and records of Seller, Operating Contracts, governmental approvals, insurance policies, tax, utility and other bills, operating statements, and all other general records with respect to the Property (and to make copies thereof), and to perform such other inspections and investigations with respect to the Property as Buyer shall deem necessary or appropriate (the “Due Diligence Items”).  Notwithstanding the foregoing, the Due Diligence Items shall not include the Excluded Items, as such term is defined below. Buyer acknowledges and agrees that any Due Diligence Items to be delivered or made available to Buyer or its agents are or shall be provided without representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein and that Buyer shall rely solely on its own investigations, reports and materials prepared by Buyer or any consultants engaged by Buyer and not on any Due Diligence Items provided to Buyer by Seller or its agents, provided however, Seller hereby agrees that such Due Diligence Items shall be true copies of what they purport to be. During the forty-five (45) days after the Effective Date (the “Due Diligence Period”), Buyer may perform surveys, architectural, engineering, non-invasive geotechnical, and property condition and environmental inspections and tests. To the extent that Buyer damages or disturbs the Property in connection with any such inspections or investigations, Buyer shall return the Property to substantially the same condition that it was in immediately prior to such damage or disturbance. Buyer shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller incurs as a result of any entry onto the Property by Buyer or its representatives, agents or contractors, except to the extent that such expense, loss or damage arises out of any act or omission

{W6394298.7}	-4-

of Seller or the mere discovery of any pre-existing condition at the Property. For the purposes of this Agreement, the term “Excluded Items” shall mean: (i) materials relating to Seller’s marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers, (ii) projections and other internal memoranda or materials, (iii) appraisals, budgets, Seller’s strategic plans for the Property, internal analyses (including Seller’s analyses with respect to its leasing of space in the Property), computer software, and submissions relating to Seller’s obtaining of internal authorizations, and property condition and engineering reports, and (iv) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller.

(ii)Within five (5) business days after the Effective Date, Seller shall deliver to Buyer copies of the following items and materials to the extent such items and materials are in Seller’s possession or control and are not Excluded Items: the Leases, the Operating Contracts, Seller’s most recent title insurance policy for the Property, Seller’s most recent survey of the Property, all existing zoning reports or other zoning information with respect to the Property, all existing environmental reports with respect to the Property, and all governmental approvals. In addition, except for Excluded Items, Seller shall deliver to Buyer copies of any other items reasonably requested by Buyer to the extent the same are in Seller’s possession or control.

(iii)If the results of the inspections performed by or on behalf of Buyer pursuant to this Article 6(a) shall be unsatisfactory to Buyer in any respect, or if Buyer otherwise determines not to proceed to Closing, in each case as determined by Buyer in its sole and absolute discretion, Buyer shall have the right to terminate this Agreement at any time on or before 5:00 p.m. local time at the Property on the forty-fifth (45th) day of the Due Diligence Period (the “Due Diligence Expiration Date”) by giving written notice thereof to Seller, whereupon the Deposit shall be refunded to Buyer and neither party shall have any further obligations to the other hereunder, except for those obligations and liabilities of Buyer or Seller which expressly survive the Closing or the earlier termination of this Agreement. In the event Buyer fails to terminate this Agreement by the Due Diligence Expiration Date, Buyer shall be deemed to have waived any objection to the Due Diligence Items and the condition of the Property.

(b)Title and Survey Matters

(i)Promptly following the Effective Date, Buyer shall order (i) a commitment by the Title Company to issue an ALTA 2006 Owner’s Policy with respect to the fee simple interest in the Property in the full amount of the Purchase Price (the “Title Commitment”), together with complete and legible copies of all instruments and documents referred to therein as exceptions to title, and (ii) an ALTA survey (or an update to the Seller’s existing survey) with respect to the Property from a licensed surveyor in the jurisdiction in which the Property is located (the “Survey”). Buyer shall have the right from time to time to order such updates or supplements to the Title Commitment and the Survey as Buyer deems necessary. Buyer shall instruct each of the Title Company and the Surveyor to deliver copies of the Title Commitment and the Survey, and any supplements or updates thereto, to Seller.

(ii)At least five (5) business days prior to the Due Diligence Expiration Date, Buyer shall notify Seller of any matters identified in the Title Commitment or shown on the Survey (or any supplements or updates thereto) which Buyer finds objectionable in its sole and absolute discretion. Seller shall have two (2) business days from its receipt of a title objection notice from Buyer to notify Buyer in writing whether Seller commits to cause such objections to be removed from the land records or insured against (and with any matters proposed to be insured against by Seller or Title Company, in a manner satisfactory to Buyer in its sole discretion) at Closing, provided, however that Seller shall be obligated to remove or cause the removal from the land records of all Voluntary Liens at or prior to Closing. To enable Seller to make conveyance as herein provided, Seller may, at the time of delivery of the Deed, cause Escrow Agent to use the Purchase Price or any portion thereof to clear the title of any or all monetary liens and encumbrances, provided that all instruments so procured are recorded simultaneously with the delivery of said Deed or arrangements have been made for the subsequent recordation in accordance with usual conveyancing practices and the Title Company is ready, willing and able to issue the Title Policy to Buyer without any exceptions for such monetary liens and encumbrances. Except for Voluntary Liens, Seller shall have no obligation whatsoever to cure any title objections raised by Buyer.  If, for any reason, Seller is unable or unwilling to take such actions as may be required to remedy or remove from the land records any title objections (other than Voluntary Liens) raised by Buyer, Seller shall give Buyer notice thereof, it being understood and agreed that the failure of Seller to give such notice within two (2) business days after receipt of Buyer’s notice of objection shall be deemed an election by Seller not to remedy any such matters. If Seller shall be unable or unwilling (or has been deemed to be unwilling) to remedy any matters (other than Voluntary Liens which Seller shall be obligated to cure

{W6394298.7}	-5-

or remove as provided herein) as to which Buyer has objected, Buyer may elect either (i) to terminate this Agreement by notice given to Seller by written notice on or before 5:00 p.m. local time at the Property on the Due Diligence Expiration Date, whereupon the Deposit shall be refunded to Buyer and neither party shall have any further obligations to the other hereunder, except for those obligations of Seller and Buyer which expressly survive the termination of this Agreement (the “Surviving Obligations”) or (ii) to proceed to Closing in accordance with the terms and conditions of this Agreement, notwithstanding such matter and without any abatement or reduction in the Purchase Price on account thereof.  If Buyer fails to terminate this Agreement by written notice given to Seller by the Due Diligence Expiration Date in accordance with the immediately preceding sentence, Buyer shall be deemed to have elected to proceed to Closing, such title objections which Seller is unable or unwilling (or has been deemed to be unwilling) to cure shall be deemed to be waived by Buyer and shall be deemed to be Permitted Exceptions.

(iii)At the Closing, Seller shall execute and deliver such affidavits and indemnities as the Title Company may reasonably require, including, without limitation, a so-called owner’s affidavit in such reasonable form as will permit the Title Company to issue the Title Policy without exceptions for parties-in-possession or mechanic’s liens and a so-called gap indemnity in such reasonable form as will permit the Title Company to release the Purchase Price to Seller prior to recording the Deed and the other applicable closing documents.

(c)Seller shall make the Property available at all reasonable times (but in no event during weekends, holidays and after 5:00 p.m. local time at the Property on weekdays) to Buyer and its agents, consultants and engineers for such inspections as Buyer deems appropriate, including for Buyer's engineering inspection(s), site evaluations, preparation of a Phase I Environmental Site Assessment (“Buyer’s Phase I Report”) and such other inspections and investigations as Buyer deems appropriate, subject to the following limitations: (i) Buyer hereby agrees to indemnify, defend, protect and hold all Seller Parties (defined in Article 6(d) below) harmless from and defend Seller Parties against, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Buyer or its agents (excepting losses and liabilities arising from the mere discovery on the Property of conditions not caused by Buyer or its agents), (ii) Buyer shall provide Seller with evidence of at least $2,000,000 per occurrence for property damage, bodily or personal injury or death and naming Seller as an additional insured prior to entering the Premises, (iii) Buyer shall give Seller at least forty-eight (48) hours prior notice of any visit or investigation describing who will visit and the nature of such visit and/or investigation, (iv) Seller shall be entitled to have a representative present during any visits or investigations. Seller’s prior written consent shall be required prior to any tenant interview or other interaction with any tenants or licensees of the Property by Buyer or its agents, employees, consultants, and representatives, and Seller shall have the right to have a representative present during all tenant or licensee interviews or interactions.  Notwithstanding anything set forth in this Agreement to the contrary, no invasive or destructive tests (including, without limitation, air, soils, water samples and soils borings) or environmental samplings shall be conducted on or around the Property without Seller’s written consent, which may be granted or withheld by Seller in its sole and absolute discretion, and all investigations shall be subject to the rights of tenants and shall be done on an expeditious and efficient basis and in a manner which minimizes disruption to tenants. In the event this Agreement is terminated for any reason, Buyer shall either destroy or, at Seller’s request (and not otherwise) shall furnish Seller with copies of all environmental and engineering reports prepared by or for Buyer with respect to the Property.

(d)Except as set forth in this Agreement, the Property is being acquired by Buyer in “AS IS” condition and “WITH ALL FAULTS” existing as of the Closing Date. Buyer acknowledges that it will be acquiring the Property on the basis of its own investigations. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any officer, director, member, manager, person, firm, agent, advisor, trustee or representative acting or purporting to act on behalf of Seller (collectively, the “Seller Parties”) as to condition or repair of the Property or the value, expense of operation, or income potential thereof, the reliability of any information furnished to Buyer or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Buyer hereby waives, releases and forever discharges all Seller Parties and any affiliate of the Seller Parties of and from any and all claims, actions, causes of action, demands, rights, damages, liabilities and costs whatsoever, direct or indirect, known or unknown, which Buyer now has or which may arise in the future, against Seller or any such other parties related in any way to the Property. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Buyer hereby agrees not to assert any

{W6394298.7}	-6-

claim for contribution, cost recovery or otherwise against Seller or any such affiliate relating directly or indirectly to the physical or environmental condition of the Property, whether known or unknown, including, without limitation, the existence of “Oil” or “Hazardous Materials” on or under the Property as such terms are defined in M.G.L. Chapter 21E (“Chapter 21E”) and the Massachusetts Contingency Plan, 310 CMR 40.0000 (the “MCP”).  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Buyer acknowledges that Seller has required Buyer to inspect fully the Property and investigate all matters relevant thereto, and, except with respect to information provided and certified to by Seller to Buyer, to rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, provided that the foregoing shall not diminish Buyer’s rights with respect to any representations or warranties expressly made by Seller in this Agreement.

(e)In the event that Buyer’s due diligence reveals any condition of the Property that in Buyer’s judgment requires disclosure to any governmental agency or authority, Buyer shall immediately notify Seller thereof. In such event, Seller, and not Buyer or anyone acting on Buyer’s behalf, shall make such disclosures as required by Law, as determined by Seller in its sole and absolute discretion.

The indemnification obligations set forth in this Article 6 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 7. Additional Conditions to Closing: Without limiting any other conditions to Buyer's obligations to close set forth in this Agreement, the obligations of Buyer under this Agreement are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer at or prior to Closing):

(i)

It shall be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement that Buyer shall have received, on or before Closing, estoppel certificates dated no earlier than thirty (30) days prior to the originally-scheduled Closing, complying with the requirements of this Article 7 (each a “Tenant Estoppel Certificate”) from all of the tenants who, together with the Buyer, lease at least eighty percent (80%) of the Building as of the Effective Date (“Tenant Estoppel Requirement”), provided however, Seller shall not be required to deliver a Tenant Estoppel Certificate from the Buyer. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to have all tenants provide Tenant Estoppel Certificates even if the Tenant Estoppel Certificate Requirement is satisfied. Each Tenant Estoppel Certificate shall be substantially in the form of Exhibit K attached hereto (provided that any Tenant Estoppel Certificate shall be acceptable if in the form or containing the information required by the applicable Lease) and shall not disclose (x) any matters which are inconsistent in any material respect with the terms and provisions of the Leases or the representations and warranties of Seller made in Article 11 hereof, or (y) any uncured default(s) by the tenants or the Seller under the Lease(s). In the event any Tenant Estoppel Certificate does not meet the requirements of (x) and (y) above based on a monetary obligation of Seller, Seller may, but shall not be obligated to, elect to provide to Buyer, at Closing, a credit against the Purchase Price in an amount equal to the amount required to cure such monetary obligation.  In no event shall Seller be obligated to deliver updates to any Tenant Estoppel Certificate. Buyer agrees not to unreasonably object to or withhold Buyer’s consent to any alternate estoppel form or changes made by any tenant to the form attached hereto so long as such estoppel  does not disclose (a) any matters which are inconsistent in any material respect with the terms and provisions of the Leases or the representations and warranties of Seller made in Article 11 hereof, or (b) any uncured default(s) by the tenant or the Seller under such lease and Buyer shall not object to any provision in a Tenant Estoppel Certificate which (x) is qualified to tenant’s knowledge, or (y) was disclosed to Buyer prior to the Due Diligence Expiration Date. Seller shall prepare the Tenant Estoppel Certificates subject to Buyer’s review and approval (provided that if Buyer has not provided any comments to the Tenant Estoppel Certificates or approved same in writing within three (3) business days after its receipt of same from

{W6394298.7}	-7-

Seller, Buyer shall be deemed to have approved the Tenant Estoppel Certificates), and promptly after the Due Diligence Expiration Date (if Buyer has not elected to terminate this Agreement), distribute the estoppel certificates to each of the tenants under the Leases. Seller shall promptly provide Buyer with copies of all comments to the Tenant Estoppel Certificates received from tenants. If any Tenant Estoppel Certificate provided to Buyer prior to Closing contains any information that is materially inconsistent with any Seller representation and is accepted by Buyer, in Buyer’s sole discretion, such Seller representation shall be deemed modified by the information contained in such Tenant Estoppel Certificate. If Buyer fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Buyer’s specific objections), within three (3) business days from the date of Seller’s delivery thereof, such Tenant Estoppel Certificate will be deemed approved by Buyer. Seller’s failure to fulfill the Estoppel Certificate Requirement shall constitute a failure of a condition precedent hereunder but shall not constitute a default by Seller under this Agreement.

(ii)

All of the representations and warranties made by Seller set forth in this Agreement or any Exhibit attached hereto shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of such date, subject to changes that: (y) are caused by the acts or omissions of Buyer or its agents or affiliates; or (z) are a result of the operation of the Property in the normal course of business since the Effective Date and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property, provided that any such changes are disclosed by Seller to Buyer in writing prior to the Closing Date; and

(iii)	Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller at or prior to Closing.

If any condition set forth herein is not fully satisfied on or before the Closing Date, Seller may elect to attempt to satisfy any such unsatisfied condition, and if Seller so elects, Seller shall have until the date occurring thirty (30) days after the Closing Date in which to satisfy such condition, and the Closing Date shall be extended for such period.

ARTICLE 8. Default: (a) If Buyer discovers prior to Closing that Seller shall have made any representation or warranty herein that is untrue, incorrect or misleading in any material respect, or if Seller fails to fulfill or perform any of its obligations hereunder to be performed by Seller at or prior to the Closing, subect to Seller’s right to extend the closing as set forth in Article 7 above, Buyer shall have any one of the following rights and remedies:

(i)

Buyer shall have the right to terminate this Agreement by written notice to Seller, in which event the Deposit shall be paid to Buyer, and all obligations of the parties under this Agreement shall terminate except for the Surviving Obligations; or

(ii)	Buyer shall have the right to waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement without reduction of the Purchase Price.

In the event that Buyer fails to terminate the Agreement pursuant to clause 8(a)(i) above, Buyer shall automatically be deemed to have waived the breach or default pursuant to clause 8(a)(ii) above and shall be required to proceed to Closing. If Buyer discovers following the Closing but prior to the expiration of the Survival Period (as defined below) that Seller made any representation or warranty herein which is untrue or misleading in any material respect, or if Seller shall fail to perform any of its Surviving Obligations, then Buyer shall have all rights and remedies available to it, at law or in equity, provided however, Seller’s liability therefor shall be limited to the Claim Cap (as defined below) and no claim may be made against Seller after the expiration of the Survival Period.

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(b)IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A BREACH OR UNCURED DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE THE AMOUNT AND EXTENT OF DETRIMENT TO SELLER. BUYER AND SELLER THEREFORE AGREE THAT, IF BUYER DEFAULTS HEREUNDER, BUYER’S DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND THAT SELLER SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY, AS A RESULT OF SUCH DEFAULT. IN SUCH EVENT, ESCROW AGENT SHALL UPON WRITTEN DEMAND BY SELLER WITHOUT JOINDER OF BUYER, IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION, BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SECTION.

ARTICLE 9. Entire Agreement Herein:  The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Agreement. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement. This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 10. Damage or Destruction: Condemnation: (a) If after the expiration of the Due Diligence Expiration Date, the Improved Property shall have been damaged by fire or other casualty prior to the Closing, such that Seller’s reasonable estimate of the cost to repair the same exceeds ten percent (10%) of the Purchase Price (a “Material Casualty”), then unless Seller has previously repaired or restored such Improved Property to its former condition prior to the Closing Date, then, at Buyer’s sole option, Seller shall either (i) pay over or assign to Buyer, on delivery of the Deed all physical damage proceeds of any insurance policies payable to Seller, less any amounts reasonably expended by Seller for partial restoration, with a credit to Buyer for the amount of any deductible, or (ii) direct Escrow Agent to return the Deposit and accrued interest thereon to Buyer in which case, except for the Surviving Obligations, all other obligations of the parties hereto shall cease and this Agreement shall terminate and be without further recourse or remedy to the parties hereto.

(b)If after the expiration of the Due Diligence Expiration Date, all or a material part of the Improved Property is taken by condemnation, eminent domain or by agreement in lieu thereof prior to the Closing such that Seller’s reasonable estimate of the loss of value of the remaining applicable Improved Property exceeds an amount equal to ten percent (10%) of the Purchase Price (a “Material Taking”), Buyer may, at Buyers’ sole option, either (i) terminate this Agreement (in which event Buyer shall be entitled to a return of the Deposit, and, except for the Surviving Obligations, all other obligations of the parties hereto shall cease and this Agreement shall terminate and be without further recourse or remedy to the parties hereto) or (ii) close title to the Property in accordance with the terms hereof, without reduction in the Purchase Price, together with an assignment of Seller's rights to any award paid or payable by or on behalf of the condemning authority.  If Seller has received payments from the condemning authority and if Buyer elects to close title to the Property, Seller shall credit the amount of said payments against the Purchase Price at the Closing.

(c)With respect to any Material Casualty or Material Taking, Buyer shall be deemed to have elected to proceed under Article 10(a)(i) and 10(b)(ii) above respectively and as applicable, unless, within ten (10) days from the date of Seller’s delivery of written notice of such Material Casualty or Material Taking to Buyer, Buyer provides Seller with written notice that Buyer has elected to terminate this Agreement as provided for in this Article 10.

ARTICLE 11. Representations, Warranties and Covenants of Seller: (a) In order to induce Buyer to enter into this Agreement and to consummate the purchase of the Property,

Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (updated to reflect the then state of facts) as follows:

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(i)

Seller is, and on the Closing Date shall be, duly and validly formed and existing and governed by the laws of the State of its organization and, if necessary, registered to do business in the jurisdiction where the Property is located. Seller has all requisite power and authority under the laws of such State and its organizational and/or charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii)

Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each document to be delivered by Seller hereunder, and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligations and agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(iii)

None of the execution, delivery or performance of this Agreement or any other document to be executed, delivered or performed by Seller hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or the Property is bound.

(iv)

There are no proceedings pending or, to Seller’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Agreement.

(v)

Exhibit C attached hereto (the "List of Leases") is, in all material respects, a correct listing of all Leases at the Property in effect as of a date not earlier than five (5) business days preceding the Effective Date.  Other than the Leases, Seller has not entered into, and the Property is not subject to, any contract or agreement with respect to the occupancy of the Property (or any portion thereof). To Seller’s knowledge, there are no defaults currently existing under the Lease and there are no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default by Buyer under the Lease.

(vi)

Exhibit I attached hereto is a complete list of all service, supply and maintenance agreements with respect to or affecting the Property as of the Effective Date (herein collectively referred to as the "Operating Contracts"). Other than the Operating Contracts, Seller has not entered into, and the Property is not subject to, any contract or agreement with respect to the management, operation or maintenance of the Property (or any portion thereof) or otherwise affecting the Property (or any portion thereof). The copies of the Operating Contracts heretofore delivered (or to be delivered) by Seller to Buyer are (or will be) true, correct and complete copies thereof; the Operating Contracts have not been amended except as evidenced by amendments similarly delivered. Each of the Operating Contracts is in full force and effect on the terms set forth therein, and, to Seller’s knowledge, except as disclosed to Buyer in writing, there are no defaults under the Operating Contracts, or circumstances which with the giving of notice, the passage of time or both, would constitute a default by any party thereunder.

(vii)

Other than the Leases, the Operating Contracts and any Permitted Exceptions which are approved (or deemed to have been approved) by Buyer, Seller has not entered into any contract or agreement with respect to the Property which will be binding on Buyer or the Property after the Closing.

(viii)

Seller has not received any written notice alleging that the Property violates any Law, and, to Seller’s knowledge, the Property does not violate any Law in any material respect.  To Seller’s knowledge, there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof.

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(ix)

No investigation, action or proceeding is pending and, to Seller’s knowledge, no action or proceeding is threatened and no investigation looking toward any action or proceeding has begun, which involves any condemnation or eminent domain proceeding against any part of the Property, or which involves any modification or realignment of any intersection, street or highway adjacent to the Property or which could affect the present use or zoning of the Property.

(x)

To Seller’s knowledge, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable, and no such assessments or levies are pending or threatened. Seller has not received any written notice of, and has no knowledge of, any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Property from that reflected on such real estate tax bills.  To Seller’s knowledge, no Tax Proceedings are currently pending or subject to appeal or will be currently pending or subject to appeal as of the Closing Date.

(xi)

No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller, nor to Seller’s knowledge do any grounds exist for any such proceedings to be instituted against Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(xii)

To Seller’s knowledge, all due diligence information and other items and documents delivered by or on behalf of Seller to Buyer pursuant to this Agreement, are true copies of what they purport to be, without any representation or warranty with respect to the accuracy of same.

(xiii)

Seller has no employees, and there are no employment agreements, union agreements, benefit agreements, pension plans, or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing or for which Buyer will be responsible for or have any liability for after the Closing.

(xiv)

There are no capital improvement projects at the Property presently being performed by or at the direction of Seller, or any of its agents or sub-contractors, other than budgeted maintenance required in the ordinary course of business, and no material structural portion of the Property has been damaged or destroyed by fire, storm or other casualty that remains unrepaired.

(xv)	Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(xvi)

Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and to their knowledge none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

{W6394298.7}	-11-

(b)Any representations and warranties made to the knowledge of Seller, shall be based solely on the current, actual (as opposed to constructive or imputed) knowledge of Brandon D. Kelly and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Seller, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. There shall be no personal liability on the part of such person arising out of any representations or warranties made herein or otherwise. If after the Due Diligence Expiration Date but prior to the Closing, Buyer first obtains knowledge (through disclosure by Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Buyer first obtained knowledge of such material misrepresentation or breach of warranty after the expiration of the Due Diligence Expiration Date, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

(c)Seller agrees that, following the Closing, it shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in this Article 11 of this Agreement and shall indemnify Buyer for any direct, but not consequential or punitive, damages suffered by Buyer resulting from any breach of its representations and warranties expressly set forth in this Article 11 of this Agreement; provided, however, that: (i) the total liability of Seller for all such breaches, indemnity obligations and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Claim Cap”); (ii) such representations and warranties are personal to Buyer and may not be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with this Agreement; and (iii) the representations, warranties and other obligations of Seller set forth in this Agreement or in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of nine (9) months (the “Survival Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this

Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. Buyer agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds Ten Thousand and 00/100 Dollars ($10,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap) (the “Floor Amount”).

(d)From and after the Effective Date until the Closing or the earlier termination of this Agreement, Seller hereby covenants with Buyer as follows:

(i)To use commercially reasonable efforts to comply in all material respects with all federal, state, county, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements applicable to the Property, including, without limitation, those relating to the environment, zoning, construction, occupancy, occupational health and safety or fire safety, but specifically excluding the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), the regulations and guidelines issued pursuant thereto; provided, however, in no event shall Seller be obligated to perform any capital improvements in connection with this provision.

{W6394298.7}	-12-

(ii)To comply with all of the terms, covenants and conditions contained in the Leases, the Operating Contracts and any other agreement affecting the Property and to monitor compliance thereunder in a manner consistent with Seller’s current practices.

(iii)To promptly notify Buyer of any material change in the condition of the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading in any material respect.

(iv)To not market the Property or otherwise solicit or accept any offers or inquiries regarding the Property, or entertain offers or take or enter into back-up offers or back-up sale contracts.

(v)To not commence any tax abatement, tax certiorari or similar tax proceedings for the reduction of the assessed valuation of the Property for any tax year or challenging the tax rates or other components used in determining real estate taxes.

(vi)To reasonably cooperate with Buyer, at no out-of-pocket cost or expense to Seller, with respect to all matters related to this Agreement.

ARTICLE 12. Operations:  (a) Between the date hereof and the Closing, Seller agrees that it will operate the Property in a good and businesslike fashion consistent with Seller’s current practices and to continue to maintain the Property in good working order and condition and in a manner consistent with Seller’s current practices, reasonable wear and tear and casualty excepted. Until the Closing Date, Seller shall maintain insurance on the Premises as currently insured, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program.

(b)Seller shall not remove any material item of the Personal Property from the Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

(c)Seller shall not, between the date hereof and the Closing, (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease (collectively and individually a “Lease Proposal”) in each case without the prior written approval of Buyer (which, once so approved, whether expressly or by non-response as set forth below, shall be deemed an “Approved New Lease,” and once executed, shall be included in the term “Lease” for all purposes under this Agreement), which may be withheld in Buyer’s sole discretion, but which shall be deemed granted if Buyer fails to respond to a request for approval within five (5) business days after receipt of the request therefor together with a copy of each Lease Proposal. Seller shall provide copies of all Lease Proposals to Buyer after the Effective Date but Buyer has no right to approve any Lease Proposal or any Lease prior to the Due Diligence Expiration Date. Seller agrees to furnish Buyer copies of any Approved New Lease signed prior to the Due Diligence Expiration Date promptly following receipt thereof. Notwithstanding the foregoing, Seller shall not be required to obtain Buyer’s consent or approval to (i) enter into any modification, renewal, extension or expansion of any Lease, or to grant any consent under any Lease, to the extent that the same is required pursuant to the applicable terms of the Lease; and

(ii) exercise any recapture or termination rights expressly provided for in any Lease.

(d)Seller shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any contract (other than leases as provided above) which could bind Buyer or the Property after the Closing unless the same may be canceled on thirty (30) days’ notice without payment of any penalty or termination fee. Failure of Buyer to respond within five (5) business days of written request from Seller for consent shall be deemed consent by Buyer.

{W6394298.7}	-13-

(f)By not later than 5:00 p.m. local time at the Property on the Due Diligence Expiration Date, Buyer shall provide written notice to Seller identifying the Operating Contracts, if any, Buyer elects to assume at Closing (to the extent the same are assumable). At Closing, Seller shall send notices of termination of all Operating Contracts which Buyer has not elected to assume which by its terms may be terminated by notice without cost to Seller or the payment of any penalty or possible damages or liability for early termination. Any Operating Contract for which notice of termination has been given, as requested by Buyer, but which will not terminate until the expiration of any notice period, shall be assigned to Buyer, and, except as set forth below, all other Operating Contracts shall be assigned to Buyer. Any Operating Contracts requiring the consent of the vendor to assign such contract shall not be assigned to Buyer (unless the vendor has consented to the assignment and Buyer has paid, or credited to Seller, any fee related to such consent and assignment, if any), but shall be terminated by Seller as of Closing. Buyer shall pay any termination fee (or credit such amount to Seller at Closing) which is due upon the termination of any Operating Contract that Buyer may request pursuant to this paragraph.

ARTICLE 13.  Apportionment of Taxes and Other Charges:

(a)All normal and customarily proratable items, including without limitation, personal property taxes, utility bills (except as hereinafter provided), collected rents and other income, Operating Contract payments (under Operating Contracts assumed by Buyer including those for which notice of termination has been given pursuant to Article 12(f) but have not yet expired), and license and permit fees shall be prorated as of the Apportionment Time (defined in the succeeding sentence), Seller being charged and credited for all of the same relating to the period up to the Closing Date and Buyer being charged and credited for all of the same relating to the period on and after the Closing Date. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. local time at the Property on the date immediately prior to the Closing Date.

(b)Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be prorated between Seller and Buyer as of the Apportionment Time on the basis of actual bills therefor, if available.  If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most current available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period. If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Due Diligence Expiration Date and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding. Any costs or expenses payable to any tax consultant or tax appeal attorney and any tax savings from abatement or reduced assessment shall be allocated and apportioned between Buyer and Seller in accordance with their share of ownership during such tax period. Buyer agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

(c)No proration shall be made in relation to delinquent rents existing, if any, as of the Closing Date.  In adjusting for uncollected rents, no adjustment shall be made in Seller's favor for rents which have accrued and are unpaid as of Closing, but Buyer shall pay Seller such accrued and unpaid rents, as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as the tenant is current in the payment of all rents accruing after the Closing. Buyer agrees to bill tenants of the Property for all past due rents and to take any additional reasonable actions requested by Seller to collect rents that are accrued but unpaid as of the Closing, provided that Buyer shall not be obligated to incur any out-of-pocket third party expenses in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for accrued but unpaid rents owed Seller as of the Closing Date, but Seller may not, subsequent to Closing, bring suit for possession of the premises occupied by such tenants.

(d)Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate and a re-adjustment made within sixty (60) days after Closing.

(e)No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Buyer. Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers.

{W6394298.7}	-14-

(f)Buyer shall receive a credit for all cash Security Deposits, and if required by law, with interest thereon. With respect to any Security Deposits which are other than cash, Seller shall deliver to Buyer at the Closing the original documentation related thereto with such transfer and assignment documentation as may be necessary, including without limitation, the original letter of credit, if applicable. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any Security Deposits to the extent credited to Buyer as provided above and will reimburse Seller for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.

(g)CAM Charges. Notwithstanding the foregoing, if any portion of the Rent, such as operating cost pass-throughs, common area expenses or additional rent and charges are paid on an estimated basis ("Estimated Rent Payment"), then the Estimated Rent Payment shall be prorated at Closing based on such estimates. At such time as Buyer is required to provide to the tenant a final reconciliation of the Estimated Rent Payment for the year of the Closing (but no later than March 31, [TO BE INSERTED]), Buyer will provide a copy of same to Seller.  If such final reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer within ten (10) days after Seller's receipt of such final reconciliation, and if the final reconciliation shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer's receipt of such payments from the tenants.  Buyer shall be responsible for and conduct any audit of the Estimated Rent Payments that a tenant may request with respect to all years prior to the Closing, and responsible for the payment of any amounts to which a tenant may be entitled as a result of such audit.

(h)Leasing Costs. Seller shall pay (or provide Buyer a credit at Closing for) all leasing commissions and tenant improvement costs (“Lease Costs”) that are due and payable for the current lease term of any Lease.  Buyer shall assume and be responsible to pay all Lease Costs that first arise or accrue on or after the expiration of the current term of any Lease, including as a result of (X) new Leases executed after the Effective Date in accordance with this Agreement, (Y) Lease extensions, renewals and expansions pursuant to existing Leases exercised by the tenants thereunder after the Effective Date, and (Z) amendments or modifications to, or renewals of, existing Leases entered into after the Effective Date in accordance with this Agreement.

(i)A detailed statement shall be prepared at the Closing setting forth the manner of computation of the aforesaid pro-ration adjustments.

(j)The provisions of this Article 13 shall survive the Closing for a period of ninety

(90) days at which time there will be a one-time readjustment, if necessary; provided, however, with respect to ad valorem taxes, readjustments shall be made during the thirty (30) day period following the date final tax bills for the year of Closing are received by Buyer and with respect to Estimated Rent Payments, Article 13(g) shall control.

ARTICLE 14. Broker: Each party represents hereby to the other that it dealt with no broker in the consummation of this Agreement and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party, except for the broker fee to be paid by Seller to Jones Lang LaSalle pursuant to a separate agreement.

ARTICLE 15. Recording: It is agreed hereby that this Agreement shall not be filed for recording with any other governmental body.

ARTICLE 16. Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, (iii) upon electronic signature (it being agreed that PDF email shall have the same force and effect as an original signature for all purposes), or, (iv) two (2) business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

{W6394298.7}	-15-

To Seller:	Cherry Hill Drive Owner LLC c/o RJ Kelly Company

55 Cambridge Street

Burlington, MA 01803 Attn: [TO BE INSERTED]

Phone: [TO BE INSERTED] Email: [TO BE INSERTED]

with a copy to:

[TO BE INSERTED]

To Buyer:

Abiomed, Inc.

22 Cherry Hill Drive

Danvers, MA 01923

Attention: Steve McEvoy

Phone: 978-777-5410

Email: smcevoy@abiomed.com

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: John M. Creedon

Phone: 617-951-7981

Email: john.creedon@ropesgray.com

Title Company:	[ TO BE INSERTED]

or such other address as either party may from time to time specify in writing to the other. Either party’s respective legal counsel may provide notices on behalf of such party. Unless otherwise specifically provided for herein, notices required to be delivered pursuant to the terms and provisions of this Agreement must be delivered by 5:00 p.m. local time at the Property to whichever party is the intended recipient to be considered timely delivered pursuant to such term or provision of this Agreement.

ARTICLE 17. Captions: The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

ARTICLE 18. Successors and Assigns: (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(b)Subject to Buyer's right to designate a nominee, in which Buyer holds all of the beneficial interest, to take title to the Premises, in which case Buyer shall remain fully liable hereunder, Buyer may not assign this Agreement nor any of the rights or benefits thereof including, without limitation, the benefit of the representations and warranties contained in Article 11 hereof, to any third party either before or after the Closing without the written consent of Seller which may be given or withheld in Seller’s sole discretion, and any such unauthorized attempted assignment shall be null and void. In accordance with the terms of this paragraph, Buyer shall send written notice to Seller of its designated nominee, if any, no later than five (5) business days prior to Closing.

{W6394298.7}	-16-

ARTICLE 19. Closing Costs: Except as hereinafter specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in the jurisdiction where the Property is located. Seller and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 5 hereof and for its own legal, consultant and agent expenses.  Seller and Buyer agree to allocate closing costs as follows:

(a)	The transfer tax shall be paid by Seller.
(b)

All title examination costs and the cost of the base premium for the Title Policy in the amount of the Purchase Price and additional title premiums, costs or charges for extended coverage or endorsements to the Title Policy shall be paid by Buyer.

(c)	The cost of the Survey, and any update, revision or re-certification of the Survey, shall be paid by Buyer.
(d)	The cost of preparation and recordation of any releases and termination statements required to clear Voluntary Liens from title to the Property shall be paid by Seller.
(e)	The cost of recordation of the Deed and all other recording costs other than those described in Article 19(d) above shall be paid by Buyer.
(f)	Escrow charges, if any, shall be split equally between Seller and Buyer.

ARTICLE 20. Governing Law: The laws of the State where the Property is located shall govern the validity, construction, enforcement and interpretation of this Agreement.

ARTICLE 21. Multiple Counterparts: This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Execution and delivery of this Agreement by .pdf or other electronic format shall constitute valid execution and delivery and shall be effective for all purposes.

ARTICLE 22. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a)This Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer. This Agreement and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

(b)There are no proceedings pending or, to Buyer's knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Agreement.

(c)Buyer acknowledges that it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, prior to the Due Diligence Expiration Date, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Buyer, in its absolute discretion, may deem appropriate.  Buyer further acknowledges that, except for Seller representations set forth in Article 11 of this Agreement, Buyer has not relied upon any statements, representations or warranties by Seller or any agent of Seller. Without limiting the foregoing, Buyer acknowledges and agrees that: (1) any environmental, physical condition or other reports provided to Buyer by Seller or its agents are provided without any representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein; (2) Buyer shall rely solely on its own investigations and on reports prepared by any consultants engaged by Buyer and not on any environmental, physical condition or other reports provided to Buyer by Seller or its agents.

{W6394298.7}	-17-

(d)Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and to their knowledge none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(e)Buyer is not, and is not acquiring the Property on behalf of or with the assets of,

(i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service (collectively, “ERISA”), which is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the IRC, or (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA) of either of the foregoing.

(f)Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Buyer of its representations and warranties hereunder, provided that no action based on a breach of any such representations or warranties shall be commenced after the first anniversary of the Closing Date.

ARTICLE 23. Post-Closing Obligations: After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Agreement, such cooperation shall be without additional cost or liability.

ARTICLE 24. Duties and Responsibilities of Escrow Agent: Escrow Agent shall deliver the Deposit to Seller or Buyer promptly after receiving a joint written notice (which notice may be by e-mail) from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives written notice from Buyer or Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give notice to the other party of Escrow Agent's receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fifth (5th) business day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it.

In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action:

(a)

Hold the Deposit as provided in this Agreement and decline to take any further action until Escrow Agent receives a joint written direction (which direction may be by e-mail) from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction;

(b)	In the event of litigation between Buyer and Seller, Escrow Agent may deliver the Deposit to the clerk of any court in which such litigation is pending; or
(c)

Escrow Agent may deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

{W6394298.7}	-18-

Notwithstanding the foregoing, Escrow Agent shall comply with the unilateral instructions of Buyer regarding the disposition of the Deposit prior to the Due Diligence Expiration Date.

Escrow Agent acts hereunder as a depositary only, and except as expressly set forth herein is not responsible or liable in any manner for the sufficiency of any amounts deposited with it. Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and it may rely upon, and shall be protected in acting or refraining from acting in reliance upon, an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, negligence or misconduct. In no event shall Escrow Agent's liability hereunder exceed the aggregate amount of the Deposit. Escrow Agent shall be under no obligation to take any legal action in connection with the Deposit or this Agreement or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Escrow Agent hereby agrees to indemnify, protect and hold Buyer and Seller harmless from and against any losses, costs, damages or expenses (including reasonable attorneys’ fees) resulting from Escrow Agent’s fraud, negligence or willful misconduct.  Subject to the preceding sentence, Seller and Buyer each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder.

Escrow Agent shall not be bound by any modification of this Agreement affecting Escrow Agent’s duties hereunder unless the same is in writing and signed by Buyer, Seller and Escrow Agent. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance with this Agreement or to assure itself that it is protected in acting hereunder.

Buyer may remove Escrow Agent at any time upon not less than five (5) business days’ prior notice to Escrow Agent and Seller; in such case, Buyer, by notice to Seller, shall appoint a successor Escrow Agent reasonably satisfactory to Seller who shall accept such appointment and agree in writing to be bound by the terms and conditions of this Agreement. If no such successor Escrow Agent is appointed and acting hereunder within five (5) business days after the removal of Escrow Agent, Escrow Agent shall deliver the Deposit into a court of competent jurisdiction as provided pursuant the terms hereof.  Upon delivery of the Deposit to a successor Escrow Agent or a court of competent jurisdiction as aforesaid, the applicable Escrow Agent shall be released and discharged from all further obligations hereunder first arising after the date of such delivery.

Escrow Agent shall serve hereunder for the compensation described in Article 19 above; provided, however, any expenses of Escrow Agent that are associated with litigation between Buyer and Seller shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Agreement solely for the purpose of consent to, and agreeing to be bound by the provisions of this Article 24, and to the extent applicable to Escrow Agent, Article 3.

ARTICLE 25. Waiver Of Jury Trial: EACH OF SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER OR BOTH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

{W6394298.7}	-19-

ARTICLE 26. Like Kind Exchange: Buyer agrees to cooperate reasonably with Seller and Seller agrees to cooperate reasonably with Buyer, in effecting an exchange transaction which includes any or all of the Property pursuant to Section 1031 of the United States Internal Revenue Code if Seller and/or Buyer, as applicable, elects to complete such an exchange, provided that any exchange initiated by Seller or Buyer shall be at the sole cost and expense of the initiating party, not cause Buyer to actually take title to any property other than the Property and not delay the Closing. In addition, each of Seller and Buyer shall indemnify and hold the other harmless from any and all cost, expense or liability incurred solely as a result of Buyer or Seller, as applicable, accommodating such tax deferred exchange. The provisions of this paragraph shall survive the Closing indefinitely.

ARTICLE 27. Business Days. As used in this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or recognized federal holiday or a recognized state holiday of the state where the Property is located. If the last date for performance by either party under this Agreement occurs on a day which is not a business day, then the last date for such performance shall be extended to the next occurring business day.

ARTICLE 28. Confidentiality. (a)  Each of Seller and Buyer agrees to hold all materials and information related to the Property and this transaction, including the existence and terms of this Agreement, whether received from Seller, Buyer, third parties, or generated by Buyer or Seller, in the strictest confidence and not disclose the same to any third parties; provided, however, each of Seller and Buyer may disclose such information for use only in connection with evaluating this transaction to its officers, directors, employees, consultants, attorneys, advisors and agents so long as such persons are informed by Seller or Buyer, as applicable of the confidential nature of such information and are directed by Seller or Buyer, as applicable, to treat such information confidentially. If this Agreement is terminated prior to the Closing Date, all such confidences shall continue to be maintained. In the event this Agreement is terminated, whether before or after the Due Diligence Expiration Date, each of Seller and Buyer and their respective officers, directors, employees, consultants, advisors, attorneys, and agents shall deliver to Seller or Buyer, as applicable, upon request, all documents and other materials, and all copies thereof, obtained from Seller, Buyer or their respective agents in connection with this Agreement. By execution of this Agreement, Escrow Agent hereby agrees to maintain the existence of this Agreement and the nature and details of the transaction contemplated hereby in confidence, unless Escrow Agent is required by law to disclose some or all of such information.

(b) Notwithstanding the above provisions of this Article 28, and in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure, for federal tax purposes, of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that, pursuant to Section 1.6011-4(b)(3)(ii) of the Treasury Regulations, such disclosure shall not be permitted to the extent, but only to the extent, such disclosure would reasonably be considered to result in noncompliance with the securities laws of any applicable jurisdiction.

ARTICLE 29. IRS Real Estate Sales Reporting. Buyer and Seller hereby agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code. The provisions of this Article 29 shall survive the Closing.

ARTICLE 30. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Buyer’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); and (b) in no event shall any of Seller Parties have any personal liability hereunder or otherwise. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller, if any, that by the express terms hereof are to survive the Closing. For purposes of this Article 30, no negative capital account or any contribution or payment obligation of any partner or member of Seller shall constitute an asset of Seller. The provisions of this Article 30 shall survive the Closing or termination of this Agreement.

{W6394298.7}	-20-

ARTICLE 31. Press Releases. Each of Seller and Buyer agrees that, without the prior written approval of the other party, neither Seller nor Buyer shall issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), whether before or after the Closing, except to the extent otherwise required by law. The provisions of this Article 31 shall survive the Closing or termination of this Agreement.

ARTICLE 32. Time of the Essence. Time is of the essence in the performance of each and every one of the parties' respective obligations contained in Articles 3, 5, 6, 7, 11(solely with respect to the expiration of any survival periods set forth therein) and 22 (solely with respect to the expiration of any survival periods set forth therein) of this Agreement.

ARTICLE 33. Costs and Attorneys’ Fees. In the event of any arbitration, litigation or dispute between the parties arising out of or in any way connected with this Agreement, including actions maintained by the parties subsequent to the Closing Date, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants. The provisions of this Article 33 shall survive the Closing of the transaction contemplated hereby.

ARTICLE 34. Waivers.        Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.

ARTICLE 35. Severability.         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

{W6394298.7}	-21-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and date first written above.

SELLER:

CHERRY HILL DRIVE OWNER, LLC,
a Delaware limited liability company

By:
Name: Brandon D. Kelly
Title: Authorized Signatory

BUYER:

ABIOMED, INC.,
a Delaware corporation

By:
Name:
Title:

THE UNDERSIGNED HEREBY JOINS IN THIS AGREEMENT AS ESCROW AGENT AND ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF ARTICLES 3, 24 AND 29 OF THIS AGREEMENT:

[TO BE INSERTED]

By:
Name:
Title:

{W6394298.7}	-22-

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

24-42 Cherry Hill Drive, Danvers, Massachusetts

That certain parcel of land with any improvements thereon situate in Danvers, County of Essex, Commonwealth of Massachusetts, being shown as Lots 3, 4, 5 and 6 on a plan entitled "Plan of Land in Danvers, Mass., owned by Thomas J. Flatley, Scale: 1 in. = 100 ft., dated May 13, 1983, by The Russell A Wheatley Co., Inc., Land Surveyors and Engineers, 700 Bedford Street, Abington, Massachusetts" recorded with Essex South District Registry of Deeds in Plan Book 183 as Plan 94, and further bounded and described as follows:

NORTHERLY:	by land now or formerly of the Beverly Airport as shown on said plan by 4 bounds measuring respectively, 739.06 ft., 41.69 ft., 189.28 ft. and 105.00 ft.;

NORTHEASTERLY:	by land now or formerly of Terra-Light Inc. as shown onsaid plan 2 bounds measuring respectively, 369.69 ft. and 178.66 ft.

EASTERLY:	by Cherry Hill Drive as shown on said plan 2 bounds measuring respectively 87.60 ft. and 205.65 ft.

SOUTHERLY:	by land now or formerly of The Pacific Lumber Company as shown on said plan 1093.66 ft., and

WESTERLY:	by land now or formerly of Sawyer as shown on said plan by 2 bounds measuring respectively 231.87 ft. and 339.78 ft.

The above-described land is also referred to as Lots 3, 4, 5 and 6 on a Plan dated January 8, 1980 by Frank C. Gelinas and Associates, recorded with said Deeds in Plan Book 160 as Plan 1.

[Note: Remaining Exhibits to be agreed upon by Seller and Buyer in advance of Purchase and Sale Agreement being executed]

{W6394298.7}